EXHIBIT 99.1

SMTC Corporation Announces Closing of Rights Offering  and Registered Direct Offering

TORONTO, June 28, 2019 (GLOBE NEWSWIRE) -- SMTC Corporation (“SMTC” or the “Company”) (Nasdaq:SMTX), a global electronics manufacturing services provider, today announced the closing of its previously announced (i) rights offering (the “Rights Offering”) to existing stockholders and the holders of the Company’s outstanding warrants (together, the “Holders”) as of the close of business on May 24, 2019, which expired at 5:00 PM Eastern Time on June 20, 2019, and (ii) registered direct offering (the “Registered Direct Offering” and, together with the Rights Offering, the “Offerings”) of common stock directly to certain investors (collectively, the “Registered Direct Offering Purchasers”).  The Company received aggregate gross proceeds from the Offerings of approximately $14.6 million, comprised of (i) approximately $9.1 million in gross proceeds from the Rights Offering and (ii) approximately $5.4 million in gross proceeds from the Registered Direct Offering.

SMTC ultimately intends to use the net proceeds from the Offerings to repay the $12.0 million of borrowings outstanding under its term loan B facility and the remainder for payment on other outstanding debt.

Rights Offering

While Holders exercised rights to purchase an aggregate of $13,184,307 of shares of common stock (before considering backstop agreements) at the subscription price of $3.14 per share, the Maximum Offering amount permitted for the Rights Offering was capped at $9,135,978 (the “Maximum Offering Amount”), which represented approximately 144% of the Maximum Offering Amount. A total of 1,943,705 shares of common stock were issued pursuant to Holders’ basic subscription privilege and a total of 965,842 shares of common stock were issued pursuant to Holders’ over-subscription privilege, for a total of 2,909,547 shares in the Rights Offering, which represented the Maximum Offering Amount. As a result, the number of shares sold pursuant to over-subscription privileges to Holders who exercised their over-subscription privilege was prorated according to the formulas described in the prospectus supplement relating to the Rights Offering.

Because the Company received aggregate subscriptions pursuant to the basic subscription privilege and the over-subscription privilege equal to the Maximum Offering Amount, the Company did not utilize the previously announced backstop commitments received from certain stockholders and a non-stockholder of the Company.

Furthermore, Red Oak Partners, LLC and Wynnefield Funds, the Company’s largest stockholders, members of the Company’s board of directors and members of the Company’s executive management team all purchased shares of common stock in the Rights Offering.

The shares of common stock purchased in the Rights Offering were distributed to applicable offering participants through the Company’s transfer agent or through the clearing systems of The Depository Trust Company, commencing, June 27, 2019. No fractional shares were issued.

Registered Direct Offering

Furthermore, on June 28, 2019, the Company also issued and sold an aggregate of 1,732,483 shares of common stock (the “Registered Direct Offering Shares”) to the Registered Direct Offering Purchasers pursuant to the common stock purchase agreement, dated May 23, 2019, by and between the Company and the Registered Direct Offering Purchasers, at a purchase price of $3.14 per share.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in the Offerings, nor will there be any sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The prospectus supplement and accompanying prospectus describing the terms of the Rights Offering is not an offer to sell the Registered Direct Offering Shares and the prospectus supplement and accompanying prospectus describing the terms of the Registered Direct Offering is not an offer to sell the Rights and shares of common stock issued in the Rights Offering upon exercise of the Rights.

Following the completion of the Offerings, the Company has 27,995,588 shares of common stock outstanding. “I want to thank our shareholders who participated in the Rights Offering and those who invested in the Registered Direct Offering as we continue to build a stronger Company,” said Edward Smith, SMTC’s President and CEO. “At this time, we believe that the Company should not need to issue additional equity in the foreseeable future as these successful offerings allow us to repay our term loan B facility and make payments on other outstanding debt, which we anticipate will position the Company for further growth.”

About SMTC

SMTC Corporation was founded in 1985 and acquired MC Assembly Holdings, Inc. in November 2018.  Following this acquisition, SMTC has more than 50 manufacturing and assembly lines in United States, China and Mexico which creates a powerful low-to-medium volume, high-mix, end-to-end global electronics manufacturing services (EMS) provider. With local support and expanded manufacturing capabilities globally, including fully integrated contract manufacturing services with a focus on global original equipment manufacturers and emerging technology companies, including those in the Defense and Aerospace, Industrial, Power and Clean Technology, Medical and Safety, Retail and Payment Systems, Semiconductors and Telecom, Networking and Communications; and Test and Measurement industries. As a mid-size provider of end-to-end EMS, SMTC provides printed circuit boards assemblies production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq Global Market under the symbol “SMTX” and was added to the Russell Microcap® Index in 2018. For further information on SMTC Corporation, please visit our website at www.smtc.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve estimates, assumptions, risks and uncertainties. Forward-looking statements include, but are not limited to, statements related to the Offerings, the expected use of the net proceeds from the Offerings, the timing of any future equity offerings by the Company, the Company’s future financial performance, business strategy, financial condition and plans and objectives of management for future operations. The risks and uncertainties relating to the Company and the Offerings include general market conditions, the Company’s ability to complete the Offerings on favorable terms, or at all, as well as other risks detailed from time to time in the Company’s SEC filings, including in its Annual Report on Form 10-K, filed with the SEC on March 15, 2019, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. These forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this press release.

Investor Relations contact

Peter Seltzberg
Managing Director
Darrow Associates, Inc.
516-419-9915
pseltzberg@darrowir.com